EXHIBIT 5.01

                [LETTERHEAD OF HAMILTON, LEHRER & DARGAN, P.A.]

August 1, 2001
Sixth Business Service Group, Inc.
860 Parkview Boulevard
Lombard, IL 60148

Re: Amendment 5 to the Registration Statement on Form S-4 for Sixth Business Service Group, Inc. ("the Company")

Gentlemen:

     You have requested that we rendered an opinion to you in regard to certain shares of the common stock,.01 par value of the Company ("the shares") to be issued to shareholders of Telesource International, Inc. in connection with the merger described in the Registration Statement (the "Shares") on Form S-4 with the United States Securities and Exchange Commission.

     We have relied as to matters of fact upon the representations made by the Company, it's officers, directors and representatives. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

     Based on the foregoing, we are of the opinion that the shares, when issued and delivered in the manner and/or the terms described in the Registration Statement (after the registration statement is declared effective), will duly and validly issued, fully paid and nonassessable.

     I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement, In giving this consent, I do not hereby admit that I come within the category of a person whose under Section? of the Act, or the general rules and regulations thereunder.


Very truly yours,

/s/ Brenda Lee Hamilton

Brenda Lee Hamilton Esquire
For the Firm